Exhibit 99.1
FOR IMMEDIATE RELEASE
FOR MORE INFORMATION, CONTACT:
Kevin Barth, President & COO,
Commerce Bank, Kansas City Region 816-234-2658
Jim Lewien, President,
Commerce Bank (Colorado) 303-214-5401
Commerce Bancshares, Inc. Completes Acquisition of
Commerce Bank (Denver, Colorado)
(Kansas City, MO and Denver, CO, JULY 2, 2007) — Missouri-based Commerce Bancshares, Inc. (NASDAQ:CBSH) and Commerce Bank in Denver, Colorado today jointly announce the completion of the acquisition of Commerce Bank by Commerce Bancshares, Inc. The transaction was valued at $29.5 million, consisting entirely of cash. Commerce’s acquisition of the independent Colorado Commerce Bank adds $100.9 million in assets, $73.9 million in gross loans, $69.8 million in total deposits and its first location in Colorado. Commerce Bancshares, Inc. is a $15.2 billion bank holding company with approximately 360 locations, located mainly in Missouri, Illinois, Kansas and Oklahoma.
David W. Kemper, chairman, president and CEO of Commerce Bancshares, Inc., said, “We are excited to announce that our acquisition of Commerce Bank in Denver has been completed, and we now have a physical presence to enhance our existing business in the vibrant Denver market.” Commerce Bank (Colorado) president, Jim Lewien, commented, “Joining with Missouri-based Commerce Bank allows us to offer our customers so many great opportunities. Our management team is eager to offer more products, more banking solutions and more convenience than ever before.”
Kevin Barth, president and COO of Commerce Bank, Kansas City region, added, “We are delighted to bring together two strong traditions of community focus and customer service for the benefit of our customers. We look forward to working with the excellent management team at Commerce Bank in Denver.”
Commerce Bancshares, Inc. and Commerce Bank announced their intention to merge in April, 2007.
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About Commerce Bancshares, Inc.
Commerce Bancshares, Inc. (NASDAQ: CBSH), is a $15.2 billion regional bank holding company. For more than 140 years, Commerce has been meeting the financial services needs of individuals and businesses throughout the central United States. Commerce provides a diversified line of financial services, including business and personal banking, wealth management and estate planning, and investments through its affiliated companies. Commerce maintains nearly 360 locations in Missouri, Kansas, Illinois, Oklahoma and Colorado, and also has operating subsidiaries involved in mortgage banking, leasing, credit related insurance, venture capital and real estate activities.
For additional information, please visit www.commercebank.com or email mymoney@commercebank.com.
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